UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

BRP GROUP, INC.

(Name of Issuer)

CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

05589G102

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05589G102

1.	Names of Reporting Persons. L. Lowry Baldwin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 16,451,478 (1)
	6.	Shared Voting Power 14,679,499 (2)
	7.	Sole Dispositive Power 16,451,478 (1)
	8.	Shared Dispositive Power 0 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,130,977 shares of Class A Common Stock (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 40.7% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The total number of shares reported by L. Lowry Baldwin is equal to 16,451,478 shares that are owned by Baldwin Insurance Group Holdings, LLC, an entity controlled by L. Lowry Baldwin.
(2)

As more fully described in Item 4 of this Schedule 13G, L. Lowry Baldwin may be deemed to beneficially own, as a result of certain voting covenants on matters submitted to the Issuer’s common stockholders pursuant to the Voting Agreement (as defined below), an aggregate of 14,679,499 shares of Class A common stock that are beneficially owned by the Reporting Persons. Capitalized terms used herein are defined in Items 2(a) or 4 below.

(3)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Baldwin Insurance Group Holdings, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,451,478
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,451,478

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,451,478 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 26.4% (1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Millennial Specialty Holdco, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,285,714
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,285,714

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,285,714 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.6% (1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Elizabeth H. Krystyn
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,340,876 (2)
	7.	Sole Dispositive Power 2,340,876
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,340,876 shares of Class A Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.9% (1)(2)
12.	Type of Reporting Person (See Instructions) IN, OO (Trustee)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.
(2)

The total number of shares reported by Elizabeth H. Krystyn includes 270,511 shares owned by The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust I, Dated September 30, 2019 (as otherwise reported herein), 294,009 shares owned by The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust II, Dated September 30, 2019 (as otherwise reported herein), and 44,358 shares owned by Elizabeth H. Krystyn 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (as otherwise reported herein).

CUSIP No. 05589G102

1.	Names of Reporting Persons. The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust I, Dated September 30, 2019
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 270,511
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 270,511

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 270,511 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust II, Dated September 30, 2019
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 294,009
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 294,009

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 294,009 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Elizabeth H. Krystyn 2020 Grantor Retained Annuity Trust, Dated September 30, 2020
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 44,358
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 44,358

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,358 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Laura R. Sherman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,540,875 (2)
	7.	Sole Dispositive Power 2,540,875
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,540,875 shares of Class A Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.3% (1)(2)
12.	Type of Reporting Person (See Instructions) IN, OO (Trustee)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.
(2)

The total number of shares reported by Laura R. Sherman includes 135,247 shares owned by The Laura R. Sherman GRAT 2019-1, Dated September 30, 2019 (as otherwise reported herein), 73,501 shares owned by The Laura R. Sherman GRAT 2019-2, Dated September 30, 2019 (as otherwise reported herein) and 19,906 shares owned by The Laura R. Sherman GRAT 2020-1, Dated September 30, 2020 (as otherwise reported herein).

CUSIP No. 05589G102

1.	Names of Reporting Persons. The Laura R. Sherman GRAT 2019-1, Dated September 30, 2019
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 135,247
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 135,247

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 135,247 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. The Laura R. Sherman GRAT 2019-2, Dated September 30, 2019
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 73,501
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 73,501

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 73,501 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. The Laura R. Sherman GRAT 2020-1, Dated September 30, 2020
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 19,906
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 19,906

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,906 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Trevor L. Baldwin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 141,743
	7.	Sole Dispositive Power 141,743
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 141,743 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Kristopher A. Wiebeck
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,529,895 (2)
	7.	Sole Dispositive Power 1,529,895
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,529,895 shares of Class A Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.2% (1)(2)
12.	Type of Reporting Person (See Instructions) IN, OO (Trustee)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.
(2)

The total number of shares reported by Kristopher A. Wiebeck includes 431,427 shares owned by The Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust, Dated September 30, 2019 (as otherwise reported herein) and 44,250 shares owned by Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust, Dated September 20, 2020 (as otherwise reported herein).

CUSIP No. 05589G102

1.	Names of Reporting Persons. The Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust, Dated September 30, 2019
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 431,427
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 431,427

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 431,427 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.9% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust, Dated September 30, 2020
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 44,250
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 44,250

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,250 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. John A. Valentine
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,328,308 (2)
	7.	Sole Dispositive Power 1,328,308
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,328,308 shares of Class A Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.8% (1)(2)
12.	Type of Reporting Person (See Instructions) IN, OO (Trustee)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.
(2)

The total number of shares reported by John A. Valentine includes 179,582 shares owned by The John A. Valentine 2019 Grantor Retained Annuity Trust, Dated September 30, 2019 (as otherwise reported herein) and 10,744 shares owned by The John A. Valentine 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (as otherwise reported herein).

CUSIP No. 05589G102

1.	Names of Reporting Persons. The John A. Valentine 2019 Grantor Retained Annuity Trust, Dated September 30, 2019
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 179,582
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 179,582

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 179,582 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. John A. Valentine 2020 Grantor Retained Annuity Trust, Dated September 30, 2020
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,744
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,744

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,744 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Daniel A. Galbraith
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,387,311
	7.	Sole Dispositive Power 1,387,311 (2)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,387,311 shares of Class A Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.9% (1)(2)
12.	Type of Reporting Person (See Instructions) IN, OO (Trustee)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.
(2)

The total number of shares reported by Daniel A. Galbraith includes 108,578 shares owned by Daniel A. Galbraith 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (as otherwise reported herein).

CUSIP No. 05589G102

1.	Names of Reporting Persons. Daniel A. Galbraith 2020 Grantor Retained Annuity Trust, Dated September 30, 2020
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 108,578
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 108,578

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 108,578 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2% (1)
12.	Type of Reporting Person (See Instructions) OO (Trust)

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Bradford L. Hale
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 127,171
	7.	Sole Dispositive Power 127,171
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 127,171 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Joseph D. Finney
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 372,852
	7.	Sole Dispositive Power 372,852
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 372,852 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.8% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Christopher J. Stephens
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 71,430
	7.	Sole Dispositive Power 71,430
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 71,430 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. James M. Roche
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 266,700
	7.	Sole Dispositive Power 266,700
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 266,700 shares of Class A Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Highland Risk Services LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 286,624 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 286,624

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 286,624 shares of Class A Common Stock (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6% (1)(2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Highland is wholly owned by Brian G. Daly. Therefore, Brian G. Daly, who is not a party to the Voting Agreement, may be deemed to have beneficial ownership over the shares held by Highland.
(2)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

CUSIP No. 05589G102

1.	Names of Reporting Persons. Brian G. Daly
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 286,624 (1)
	7.	Sole Dispositive Power 286,624
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 286,624 shares of Class A Common Stock (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6% (1)(2)
12.	Type of Reporting Person (See Instructions) IN

(1)

The total amount of 286,624 shares reported by Brian G. Daly are owned by Highland, of which Brian G. Daly is the managing member. Therefore, Brian G. Daly, who is not a party to the Voting Agreement, may be deemed to have beneficial ownership over the shares held by Highland.

(2)	Based on 45,803,968 shares of Class A common stock issued and outstanding as of February 12, 2021.

ITEM 1.	(a) Name of Issuer: BRP Group, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

4211 W. Boy Scout Blvd.

Suite 800

Tampa, Florida 33607

ITEM 2.	(a) Name of Person Filing:

This Schedule 13G is being filed by:

1.	L. Lowry Baldwin

2.	Baldwin Insurance Group Holdings, LLC

3.	Millennial Specialty Holdco, LLC

4.	Elizabeth H. Krystyn

5.	The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust I, Dated September 30, 2019

6.	The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust II, Dated September 30, 2019

7.	Elizabeth H. Krystyn 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

8.	Laura R. Sherman

9.	The Laura R. Sherman GRAT 2019-1, Dated September 30, 2019

10.	The Laura R. Sherman GRAT 2019-2, Dated September 30, 2019

11.	The Laura R. Sherman GRAT 2020-1, Dated September 30, 2020

12.	Trevor L. Baldwin

13.	Kristopher A. Wiebeck

14.	The Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust, Dated September 30, 2019

15.	Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

16.	John A. Valentine

17.	The John A. Valentine 2019 Grantor Retained Annuity Trust, Dated September 30, 2019

18.	John A. Valentine 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

19.	Daniel A. Galbraith

20.	Daniel A. Galbraith 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

21.	Bradford L. Hale

22.	Joseph D. Finney

23.	Christopher J. Stephens

24.	James M. Roche

25.	Highland Risk Services LLC (“Highland”)

26.	Brian G. Daly

The foregoing entities and persons are referred to collectively as the “Reporting Persons.” The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The amended and restated joint filing agreement among the Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1.

(b)	Address of Principal Business Office, or if None, Residence:

The principal office and business address of the Reporting Persons is 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607.

(c)	Citizenship or Place of Organization:

See row 4 of the cover sheet of the Reporting Person.

(d)	Title of Class of Securities:

This Schedule 13G relates to the Issuer’s Class A common stock, par value $0.01 per share.

(e)	CUSIP Number:

05589G102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.	OWNERSHIP.

The information required by Item 4 is set forth in rows 5 – 11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

In connection with the closing of the Issuer’s initial public offering (the “IPO”), the Reporting Persons (other than Highland and Brian G. Daly, in his individual capacity) entered into a voting agreement (the “Voting Agreement”) pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, in accordance with the instructions of L. Lowry Baldwin on any matter submitted to the common stockholders of the Issuer for a vote. On February 14, 2020, the Voting Agreement was amended and restated to add Highland as a party.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

EXHIBIT INDEX

Exhibit 24.1	Power of Attorney for L. Lowry Baldwin (incorporated by reference to Exhibit 2.1 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.2	Power of Attorney for Baldwin Insurance Group Holdings, LLC (incorporated by reference to Exhibit 2.2 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.3	Power of Attorney for Millennial Specialty Holdco, LLC (incorporated by reference to Exhibit 2.3 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.4	Power of Attorney for Elizabeth H. Krystyn (incorporated by reference to Exhibit 2.4 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.5	Power of Attorney for Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust I Dated September 30, 2019 (incorporated by reference to Exhibit 2.5 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.6	Power of Attorney for Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust II Dated September 30, 2019 (incorporated by reference to Exhibit 2.6 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.7	Power of Attorney for Laura R. Sherman (incorporated by reference to Exhibit 2.7 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.8	Power of Attorney for Laura R. Sherman GRAT 2019-1 Dated September 30, 2019 (incorporated by reference to Exhibit 2.8 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.9	Power of Attorney for Laura R. Sherman GRAT 2019-2 Dated September 30, 2019 (incorporated by reference to Exhibit 2.9 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.10	Power of Attorney for Trevor L. Baldwin (incorporated by reference to Exhibit 2.10 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.11	Power of Attorney for Kristopher Wiebeck (incorporated by reference to Exhibit 2.11 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.12	Power of Attorney for Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust Dated September 30, 2019 (incorporated by reference to Exhibit 2.12 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.13	Power of Attorney for John A. Valentine (incorporated by reference to Exhibit 2.13 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.14	Power of Attorney for John A. Valentine 2019 Grantor Retained Annuity Trust Dated September 30, 2019 (incorporated by reference to Exhibit 2.14 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.15	Power of Attorney for Dan Galbraith (incorporated by reference to Exhibit 2.15 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.16	Power of Attorney for Bradford L. Hale (incorporated by reference to Exhibit 2.16 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.17	Power of Attorney for Joseph D. Finney (incorporated by reference to Exhibit 2.17 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.18	Power of Attorney for James M. Roche (incorporated by reference to Exhibit 2.18 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.19	Power of Attorney for Highland Risk Services LLC (incorporated by reference to Exhibit 2.19 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.20	Power of Attorney for Brian Daly (incorporated by reference to Exhibit 2.20 to the Schedule 13G filed by L. Lowry Baldwin with the Securities Exchange Commission on February 14, 2020).

Exhibit 24.21	Power of Attorney for Elizabeth H. Krystyn 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (filed herewith).

Exhibit 24.22	Power of Attorney for The Laura R. Sherman GRAT 2020-1, Dated September 30, 2020 (filed herewith).

Exhibit 24.23	Power of Attorney for Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (filed herewith).

Exhibit 24.24	Power of Attorney for John A. Valentine 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (filed herewith).

Exhibit 24.25	Power of Attorney for Daniel A. Galbraith 2020 Grantor Retained Annuity Trust, Dated September 30, 2020 (filed herewith).

Exhibit 99.1	Amended and Restated Joint Filing Agreement (filed herewith).

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

1.	*
L. Lowry Baldwin

2.	*
Baldwin Insurance Group Holdings, LLC

3.	*
Millennial Specialty Holdco, LLC

4.	*
Elizabeth H. Krystyn

5.	*
The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust I, Dated September 30, 2019

6.	*
The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust II, Dated September 30, 2019

7.	*
Elizabeth H. Krystyn 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

8.	*
Laura R. Sherman

9.	*
The Laura R. Sherman GRAT 2019-1, Dated September 30, 2019

10.	*
The Laura R. Sherman GRAT 2019-2, Dated September 30, 2019

11.	*
The Laura R. Sherman GRAT 2020-1, Dated September 30, 2020

12.	*
Trevor L. Baldwin

13.	*
Kristopher A. Wiebeck

14.	*
The Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust, Dated September 30, 2019

15.	*
Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

16.	*
John A. Valentine

17.	*
The John A. Valentine 2019 Grantor Retained Annuity Trust, Dated September 30, 2019

18.	*
John A. Valentine 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

19.	*
Daniel A. Galbraith

20.	*
Daniel A. Galbraith 2020 Grantor Retained Annuity Trust, Dated September 30, 2020

21.	*
Bradford L. Hale

22.	*
Joseph D. Finney

23.	/s/ Christopher J. Stephens
Christopher J. Stephens

24.	*
James M. Roche

25.	*
Highland Risk Services LLC

26.	*
Brian G. Daly

*By	/s/ Christopher J. Stephens
Christopher J. Stephens Attorney-in-Fact